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               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                           FORM 8-K

                        CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported): August 26, 1996

                     VERSUS TECHNOLOGY, INC.

     (Exact name of registrant as specified in its charter)


         Delaware                 0-17500          22-2283745

(State of other jurisdiction   (Commission       (IRS Employer
    of incorporation)            File Number)   Identification
No.)



2320 W. Aero Park Ct., Traverse City, Michigan  49686

(Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code:  (616) 946-5868



(Former name or former address, if changed since last report.)


                               N/A

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Item 2.  Acquisition or Disposition of Assets.

On August 26, 1996, a wholly-owned subsidiary of the Registrant was merged into Olmsted Engineering Co., a Michigan Corporation
("Olmsted").   The corporation resulting from the merger will
continue to do business under the name Olmsted Engineering Co.

The Registrant will issue to shareholders of Olmsted in exchange for their shares a net consideration of 6,000,000 shares of the Registrant's Common Stock.

Olmsted is in the business of developing and marketing various software products used mainly in the mold, die and patternmaking industries. Prior to the merger, Gary T. Gaisser, the President of the Registrant, owned a majority of all classes of stock of Olmsted. Olmsted has served as a research and development consultant to the Registrant since 1993 and leases office space to the Registrant on a temporary basis. The Registrant intends that the Corporation resulting from the merger continue the business of Olmsted.

The occurrence of the merger was conditioned, inter alia, on the Registrant's raising at least $4,500,000 net of commissions through a private placement of its common stock. As of the date of the merger, the Registrant closed the sale of 11,335,000 shares of common stock in a private offering to accredited investors at a price of $0.50 per share. Proceeds to the Registrant net of commissions and expenses amounted to approximately $5,200,000. Upon conclusion of the private placement and the merger, 30,245,697 shares of the Registrant's common stock were outstanding and 6,000,000 additional shares were issuable in connection with the merger (subject to the exercise, if any, of dissenters' rights of Olmsted shareholders), for a total of 36,245,697 shares of common stock currently outstanding or issuable in connection with the merger.

Item 7.  Financial Statements and Exhibits

     (a)  Financial Statements of Olmsted

          Information is not available at this time, but will be filed by way of amendment as soon as practicable.

     (b)  Pro Forma Financial Information

          Information is not available at this time, but will be filed by way of amendment as soon as practicable.

     (c)  Exhibits


The following documents are filed as part of this report:

     (2)  Agreement and Plan of Merger, dated as of June 18,
          1996, among the Registrant, Interact Incorporated and
          Olmsted.

     (99) Press Release, dated August 27, 1996, regarding the merger and the private placement.


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereby duly authorized.


                                     VERSUS TECHNOLOGY, INC.




                                          GARY T. GAISSER
                                     BY: ________________________
                                          Gary T. Gaisser
                                          President


Date:  September 10, 1996




















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